Exhibit 3.1
K12 INC.
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND
RELATIVE AND OTHER SPECIAL RIGHTS OF
SERIES A SPECIAL STOCK
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
          K12 Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151 of the DGCL, as amended, does HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”):
          RESOLVED, that, pursuant to the authority granted to and vested in the Board under Article IV of the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board hereby authorizes and declares it to be advisable that a new series of shares of preferred stock of K12 designated as “Series A Special Stock” consisting of 2,750,000 shares be, and it hereby is, created and approved for issuance, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as set forth in the Certificate of Designations, Preferences and Relative and Other Special Rights of Series A Special Stock (capitalized terms used and not otherwise defined herein have the meanings set forth in Section I):
          A. Designation and Size of Issue.
               1. The designation of the series of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”) shall be “Series A Special Stock” (the “Series A Special Stock”), and the number of shares constituting the Series A Special Stock shall be Two Million Seven Hundred and Fifty Thousand (2,750,000) shares.
               2. Any share of Series A Special Stock that at any time has been redeemed or otherwise reacquired by the Corporation shall, after such redemption or other acquisition, resume the status of undesignated Preferred Stock until the Board once more designates such share as part of a particular series.
          B. Dividends.
               1. General. Except as set forth in Section B.2, the holders of Series A Special Stock shall be entitled to participate in all dividends and distributions declared or paid on or with respect to Common Stock of the Corporation (the “Common Stock”), and any such dividends and distributions will be paid to the holders of Common Stock and the holders of Series A Special Stock then outstanding pro rata in accordance with the number of shares of Common Stock then outstanding plus the aggregate Adjusted Share Amounts for each holder of Series A Special Stock as if such amounts were calculated as of the Close of Business on the record date for such dividend or distribution. Each holder of Series A Special Stock shall be paid its pro rata share of such dividends and distributions as if such holder had been the holder of the number of shares of Common Stock equal to such holder’s Adjusted Share Amount as of the Close of Business on the record date for such dividend.
               2. Voting Securities. Without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Special Stock, voting as a separate class at a meeting (which may be a meeting solely of the holders of Series A Special Stock), the Corporation shall not declare or pay any dividend or distribution on or in respect of Series A Special Stock that is payable in Voting Securities; provided, however, that if the Corporation shall declare or pay any distribution on or with respect to Common Stock of the Corporation that is payable in Voting Securities, then in accordance with Section F below, such dividends or distributions shall result in either (i) an adjustment to the Conversion Rate applicable to each holder of outstanding shares of Series A Special Stock or (ii) the issuance of additional shares of Series A Special Stock to each such holder, at the election of the Corporation.
          C. Liquidation Rights; Reorganization Event Rights.
               1. Liquidation Rights.
                    (a) In the event of a Liquidation, each holder of Series A Special Stock then outstanding shall be entitled to receive out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other class or series of capital stock of the Corporation that ranks junior to the Series A Special Stock an amount (with respect to each holder of Series A Special Stock, its “Liquidation Preference”) equal to the product of (i) $0.0001 and (ii) such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such Liquidation. If the assets of the Corporation or proceeds thereof are not sufficient to pay each holder of Series A Preferred Stock its Liquidation Preferences in full, the amounts paid to the holders of Series A Preferred Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock.
                    (b) After payment in full of each holder of Series A Special Stock’s Liquidation Preference, each holder of Series A Special Stock then outstanding shall be entitled to participate with (i) the holders of Common Stock and (ii) the other holders of Series A Special Stock in the distribution of the remaining assets of the Corporation available for distribution to its stockholders, and any such distribution shall be paid to the holders of Common Stock and the holders of Series A Special Stock then outstanding pro rata in accordance with the number of shares of Common Stock then outstanding plus the aggregate Adjusted Share Amounts for each holder of Series A Special Stock as if such amounts were calculated immediately prior to such Liquidation. Each holder of Series A Special Stock shall be paid its pro rata share of such distribution as if such holder had been the holder of the number of shares of Common Stock equal to such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such Liquidation

               2. Reorganization Event Rights.
                    (a) Without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Special Stock, voting as a separate class at a meeting (which may be a meeting solely of the holders of Series A Special Stock), the Corporation shall not:
                         (i) consolidate or merge the Corporation with or into another person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another corporation);
                         (ii) sell, transfer, lease or otherwise convey to another person all or substantially all the property and assets of the Corporation in a transaction (other than a Liquidation) that will immediately be followed by a dissolution; or
                         (iii) reclassify, recapitalize or change any outstanding shares of the Corporation’s stock or other outstanding equity interests other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the Corporation’s stockholders pursuant to the Certificate of Incorporation;
each of which is referred to as a “Reorganization Event,” but in each case only in the event that each holder of Series A Special Stock outstanding immediately prior to such Reorganization Event will not either receive or have the right to elect to receive for each share of Series A Special Stock an amount of cash, securities or other property equal to the product of (i) such holder’s Adjusted Share Amount and (ii) the greatest amount of cash, securities or other property paid in consideration of one share of Common Stock pursuant to the terms of such Reorganization Event, if any; provided, that if, in connection with such Reorganization Event, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock that has not also been made to the holders of the Series A Special Stock on substantially identical terms, each holder of Series A Special Stock shall receive, or shall have the right to elect to receive, out of funds legally available therefor, upon the surrender of such holder’s Series A Special Stock certificate or certificates, duly endorsed, or delivery of a Lost Stock Affidavit in lieu thereof, the greatest amount of cash, securities or other property which such holder of Series A Special Stock would have received had it owned in lieu thereof a number of shares of Common Stock equal to its Adjusted Share Amount immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer in connection with the consummation of such Reorganization Event. The cash, securities or other property that the holders of Series A Special Stock will receive or have the right to receive in connection with the foregoing is referred to herein as the “Exchange Property.”
                    (b) In the event that holders of shares of Common Stock have the opportunity to elect the form of Exchange Property to be received in such transaction, the holders of Series A Special Stock will be given the same opportunity to elect the form of Exchange Property to be received in such transaction.
                    (c) Notwithstanding the foregoing, if requested in writing by the holders of a majority of the then-outstanding shares of Series A Special Stock, the Corporation agrees to use its reasonable efforts to structure any Reorganization Event so that, in lieu of the right to receive Exchange Property in accordance with the foregoing, each holder of Series A Special Stock will be entitled to elect to receive as a result of such Reorganization Event any securities that constitute the Exchange Property (with cash portion thereof unchanged) in the form of securities with rights, preferences and privileges that are no less favorable than those in effect for the Series A Special Stock immediately prior to the consummation of such transaction. This clause (d) of Section C.2 shall not require any action that the Board of Directors of the Corporation or a committee thereof has determined in good faith would be detrimental to the Corporation or the holders of the shares of Common Stock.
          D. Voting Rights.
               1. Prior to Stockholder Approval. Prior to the receipt of the Stockholder Approval, holders of Series A Special Stock shall have no voting rights except (i) as set forth in the Certificate of Incorporation and/or this Certificate of Designations or (ii) as required by Law.
               2. Following Stockholder Approval.
                    (a) Following the receipt of the Stockholder Approval, holders of the Series A Special Stock shall be entitled to vote in the manner set forth in clause (b) below on all matters presented to the holders of Common Stock, other than the election or removal of directors, on which the holders of Series A Special Stock shall have no voting rights. Except (i) as set forth in the Certificate of Incorporation and/or this Certificate of Designations or (ii) as required by Law, the holders of Series A Special Stock shall not have a right to any separate vote of holders as a class or any special protections on any matters (voting or otherwise) and shall vote together with the holders of Common Stock on all matters for which they are entitled to vote.
                    (b) In the event that any holder of outstanding shares of Series A Special Stock is entitled to vote as set forth in clause (a) above, such holder shall be entitled to cast such number of votes with respect to such matter as is equal to such holder’s Adjusted Share Amount, as if such amount was calculated at the time of the record date for any such vote.
               3. Protective Covenants. Notwithstanding Section D.1 above, in addition to any other vote required by Law, the affirmative vote of holders of a majority of the then-outstanding shares of Series A Special Stock voting as a separate class at a meeting (which may be a meeting solely of the holders of Series A Special Stock), shall be required to:
                    (a) increase or decrease the number of authorized shares of Series A Special Stock except as set forth in (i) Section E.3(d) or (ii) the Stockholders Agreement, or create or issue any equity securities of the Corporation or securities convertible into Series A Special Stock;

                    (b) on any date following July 23, 2011, convene a meeting of the Corporation’s stockholders to consider or vote upon the Stockholder Approval, or submit or permit the submission of the Stockholder Approval to a vote or consent of the Corporation’s stockholders; or
                    (c) alter, amend, repeal or waive this Certificate of Designations, the Certificate of Incorporation or the bylaws of the Corporation (directly or indirectly by operation of Law, merger, consolidation or otherwise) in any way that adversely affects the rights, privileges or preferences expressly afforded the Series A Special Stock or is otherwise disproportionately disadvantageous to or adversely affects the holders of Series A Special Stock relative to the effect of such action on the holders of Common Stock (other than with respect to those matters that are expressly contemplated hereby), it being understood that affording the holders of the Series A Special Stock with rights, privileges or preferences with the same rights, privileges or preferences of the holders of Common Stock shall in no event be deemed to be disproportionately disadvantageous.
          E. Conversion Rights.
               1. Prior to Stockholder Approval. Prior to the receipt of the Stockholder Approval, the holders of Series A Special Stock shall have no right to convert outstanding shares of Series A Special Stock into shares of Common Stock.
               2. Optional Conversion; Automatic Conversion.
                    (a) Following the receipt of the Stockholder Approval, any holder of Series A Special Stock may elect to convert all or any portion of the shares of Series A Special Stock held by such holder at such time into the number of shares of Common Stock equal to such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such conversion.
                    (b) Upon or following the receipt of the Stockholder Approval, each holder’s shares of Series A Special Stock then outstanding shall automatically convert into the number of shares of Common Stock equal to such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such conversion, upon (i) a transfer of the Series A Special Stock to any person other than Holdings or an affiliate of Holdings who has signed a Supplemental Stockholders Agreement (or in the event that the Series A Special Stock is held by any such other person at the time of such approval, at the Close of Business on the date of receipt of the Stockholder Approval) or (ii) at the Close of Business on the date, if any, as such holder of the Series A Special Stock has received all consents and approvals required under (A) applicable non-competition, restraint of trade or pre-acquisition notification laws, (B) control share and other anti-takeover laws, and (C) the DGCL, for such holder to acquire and own all of the shares of Common Stock issuable upon such conversion of all shares of Series A Special Stock held by such holder. In the case of clause (iii) above, the conversion will be deemed to have occurred on the earlier of (x) the first day after the holder and the Corporation have agreed in writing that all such consents and approvals have been obtained, or (y) the twentieth day following delivery of written notice to the holder requesting proof that any such consent or approval has not been received if the holder has not delivered reasonably satisfactory proof thereof by such date.
               3. Mechanics of Conversion.
                    (a) Before any holder of Series A Special Stock shall be entitled to convert such shares into shares of Common Stock, and to receive certificates therefor, such holder shall surrender the Series A Special Stock certificate or certificates, duly endorsed, or deliver a Lost Stock Affidavit, at the office of the Corporation or of any transfer agent for the Series A Special Stock, and shall notify the Corporation that such holder elects to convert such Series A Special Stock; provided, however, that in the event of an automatic conversion pursuant to Section E.1(b) above, the outstanding shares of Series A Special Stock shall be converted automatically without any further action by the holders of such stock and whether or not the certificates representing such stock are surrendered to the Corporation or its transfer agent, and the certificates that previously represented shares of Series A Special Stock shall thereafter represent only the shares of Common Stock into which such shares were automatically converted.
                    (b) The Corporation shall, as soon as practicable after delivery of the Series A Special Stock certificates (but in no event later than three (3) Business Days after the date of delivery), issue and deliver to such holder of Series A Special Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and a check payable to the holder in the amount equal to the sum of (i) any declared but unpaid dividends on the converted Series A Special Stock. Such certificate(s) shall be free from all restrictive legends unless the Corporation delivers to such holder an opinion of counsel reasonably satisfactory to such holder to the effect that the shares issued upon such conversion require such restrictive legends pursuant to Rule 144 under the Securities Act. The Corporation shall use commercially reasonable efforts to deliver such shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available. Such conversion shall be deemed to have been made immediately prior to the Close of Business on the date of surrender of the Series A Special Stock certificates or delivery of the Lost Stock Affidavit, in either case indicating the shares of Series A Special Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.
                    (c) No fractional shares of Common Stock shall be issued to holders of Series A Special Stock upon conversion. All shares of Common Stock (including fractional shares thereof) that would be issuable upon conversion of more than one (1) share of Series A Special Stock by a holder thereof shall be aggregated for purposes of determining whether such conversion would result in the issuance of any fractional shares of Common Stock. If after such aggregation, such conversion would result in the issuance of any fractional share of Common Stock, the number of shares of Common Stock issuable shall be rounded up to the nearest whole share.
                    (d) The conversion date shall be the date on which the shares of Series A Special Stock (or Lost Stock Affidavit) and applicable notice of election to convert are received by the Corporation. The holder of Series A Special Stock entitled to receive the

Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such holder shall cease to be a record holder of the Series A Special Stock on that date. Any shares of Series A Special Stock so converted shall be retired and canceled and shall not be reissued.
                    (e) If fewer than all the shares of Series A Special Stock represented by any certificate are converted pursuant to this Section E, a new certificate shall be issued representing the non-converted shares of Series A Special Stock without charge to the holder thereof.
               4. Reservation of Stock Issuable Upon Conversion. Upon obtaining the Stockholder Approval, the Corporation shall at all times thereafter reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Special Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Special Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Special Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          F. Dilution Adjustments. The Conversion Rate used in determining the Adjusted Share Amount shall be adjusted from time to time (successively and for each event described below) as follows:
               1. Adjustment for Stock Splits and Combinations; Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issue Date (i) effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Common Stock or (ii) make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required, then the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x (OS1 / OS0)
               Where:
CR0 =	the Conversion Rate in effect immediately prior to the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable.

CR1=	the adjusted Conversion Rate in effect immediately after the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable.

OS0=	the total number of shares of Common Stock outstanding immediately prior to the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable.

OS1=	the total number of shares of Common Stock outstanding immediately after the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable.
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the Close of Business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.
          2. Adjustment for Distribution of Options, Rights and Warrants. If the Corporation shall at any time or from time to time after the Issue Date distribute to all or substantially all holders of outstanding shares of Common Stock any Voting Securities consisting of options, rights or warrants entitling such holders to subscribe for or purchase shares of Common Stock at a price per share less than the average Closing Price on the ten (10) trading days immediately preceding the record date of such distribution not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x (OS0 + X) / (OS0 + Y)
               Where:
CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the record date for such distribution.

CR1 =	the adjusted Conversion Rate in effect immediately after the Close of Business on the record date for such distribution.

OS0 =	the total number of shares of Common Stock outstanding immediately prior to the Close of Business on the record date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such options, rights or warrants.

Y =	the number of shares of Common Stock equal to the quotient of the aggregate price payable to exercise such options, rights or warrants, divided by the Average Closing Price calculated as of Close of Business on the record date for such distribution.

provided, however, that to the extent that such shares of Common Stock are not delivered pursuant to any such options, rights or warrants that are non-transferable upon the expiration or termination of such options, rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such options, rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.
          3. Adjustment for Other Distributions.
               (a) Subject to clause (b) below, if the Corporation shall at any time or from time to time after the Issue Date, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock any Voting Securities, including, without limitation, rights or warrants to acquire Voting Securities (other than Common Stock as covered by Section F.1), but excluding (i) distributions pursuant to Section C above, (ii) dividends or distributions as to which an adjustment under Section F.1 or Section F.2 hereof shall apply, and (iii) Spin-Offs to which the provision set forth below in this Section F.3 shall apply (any of such Voting Securities, hereinafter called the “Distributed Property”), in each case to the extent not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required, then, in each such case the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x SP0 / (SP0 — FMV)
               Where:
CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the record date for such distribution.

CR1 =	the adjusted Conversion Rate in effect immediately after the Close of Business on the record date for such distribution.

SP0 =	the Average Closing Price calculated as of the record date of such distribution.

FMV =	the Fair Market Value of the portion of the Distributed Property with respect to each outstanding share of Common Stock on the record date for such distribution.
provided, however, that if the then Fair Market Value of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above, then in lieu of the foregoing adjustment, the Corporation shall issue to each holder of Series A Special Stock on the date such Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Special Stock, additional shares of Series A Special Stock with an aggregate value equal to the Fair Market Value of the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the record date fixed for determination for shareholders entitled to receive such distribution; provided, that for this purpose the per share value of the Series A Special Stock so issued shall be equal to SP0, as if SP0 were recalculated to subtract FMV from each Closing Price included in the calculation of the applicable Average Closing Price.
               (b) With respect to an adjustment pursuant to clause (a) above where there has been a payment of a dividend or other distribution on the Common Stock payable in Voting Securities of or relating to a subsidiary of the Corporation or other business unit of the Corporation not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required (a “Spin-Off”), the Conversion Rate in effect immediately before the Close of Business on the tenth (10th) trading day immediately following, and including, the effective date of the Spin-Off shall be adjusted on the tenth (10th) trading day immediately following, and including, the effective date of the Spin-Off based on the following formula:
CR1 = CR0 x (FMV + MP0 ) / (MP0)
               Where:
CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the tenth (10th) trading day immediately following, and including, the effective date of the Spin-Off.

CR1 =	the adjusted Conversion Rate in effect from and after the Close of Business on the tenth (10th) trading day immediately following, and including, the effective date of the Spin-Off.

MP0 =	the Average Closing Price calculated immediately following, and including, the effective date of the Spin-Off.

FMV =	the average of the closing prices of the capital stock or other equity interests distributed to the holders of Common Stock applicable to one (1) share of Common Stock over the 10 (ten)-trading day period, immediately following, and including, the effective date of the Spin-Off.
               (c) For purposes of this Section F.3, Section F.2 and Section F.1, any dividend or distribution to which this Section F.3 is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section F.1 or Section F.2 applies (or both), shall be deemed instead to be (1) a dividend or distribution of Voting Securities other than such shares of Common Stock or rights or warrants to which Section F.1 or Section F.2 applies (and any Conversion Rate adjustment required by this Section F.3 with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such options, rights or warrants to which Section F.1 or Section F.2 applies (and any further Conversion Rate adjustment required by Section F.1 and Section F.2 with respect to such dividend or distribution shall then be made), except (A) “the Close of Business on the record date of such dividend or distribution” shall be substituted for “the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable” and “the Close of Business on the record date for such distribution”

within the meaning of Section F.1 and Section F.2 and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Close of Business on (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable” within the meaning of Section F.1.
               (d) If the Corporation shall, at any time or from time to time while any of the Series A Special Stock is outstanding, distribute options, rights or warrants to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for, purchase or convert into Voting Securities (either initially or under certain circumstances), which options, rights or warrants, until the occurrence of a specified event or events not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required (“Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section F.3 (and no adjustment to the Conversion Rate under this Section F.3 shall be required), until the occurrence of the earliest Trigger Event and a distribution or deemed distribution under the terms of such options, rights or warrants at which time an appropriate adjustment (if any is required) to the Conversion Rate shall be made in the same manner as provided for under this Section F.3. If any such options, rights or warrants are subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different Voting Securities, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new options, rights or warrants for purposes of this Section F.3 (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section F.3 was made, (1) in the case of any such options, rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a distribution under this Section F.3, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such options, rights or warrants (assuming such holder had retained such options, rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such options, rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such options, rights or warrants had not been issued.
          4. Adjustment for Tender Offer or Exchange Offer. If the Corporation (or any subsidiary of the Corporation) shall at any time or from time to time after the Issue Date make a payment of cash or other consideration in respect of a tender offer or exchange offer for all or any portion of the Common Stock in which all holders of the Series A Special Stock did not have an opportunity to participate on a pro rata basis and on substantially identical terms, where such cash and the value of any such other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price on the trading day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x (AC + (OS1 x SP1)) / (OS0 x SP1)
                  Where:
CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the Expiration Date.

CR1 =	the adjusted Conversion Rate in effect immediately after the Close of Business on the Expiration Date.

AC =	aggregate value of all cash and the Fair Market Value of any other consideration paid or payable for shares purchased in such tender offer or exchange offer

OS0 =	the total number of shares of Common Stock outstanding immediately prior to the Close of Business on the date such tender offer or exchange offer expires.

OS1 =	the total number of shares of Common Stock outstanding immediately after the Close of Business on the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer).

SP1 =	the Average Closing Price calculated as of the trading day succeeding the Expiration Date.
          5. De Minimis Carry Forwards. Notwithstanding anything in the forgoing provisions of this Section F, the Corporation will not be required to adjust the Conversion Rate unless the adjustment would result in a change of at least 0.5% of the Conversion Rate. In that case the Corporation will carry forward any adjustments that are less than 0.5% of the Conversion Rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 0.5%, upon any conversion of Series A Special Stock or upon any redemption thereof.
          6. Issuance of Additional Shares of Series A Special Stock. Notwithstanding the adjustment provisions described above, in the event that the outstanding shares of Series A Special Stock are not convertible into shares of Common Stock in accordance with the terms of Section E at the time of any adjustment to the Conversion Rate, the Corporation shall calculate the Adjusted Share Amount for each holder of Series A Special Stock at the time immediately following such adjustment and, to the extent such Adjusted Share Amount is greater than the number of shares of Series A Special Stock then held by such holder, the Corporation shall issue, as a dividend to such holder, additional shares of Series A Special Stock such that, immediately following such dividend, such holder’s Adjusted Share Amount equals the number of outstanding shares of Series A Special Stock then held; provided, that if such issuance would result in the issuance of any fractional share of Series A Special Stock, such fractional share shall be rounded up to the nearest whole share of Series A Special Stock.
          7. Certificate as to Adjustment / Additional Shares. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section F (including any adjustments that would result in the issuance of additional shares of Series A Special Stock), the Corporation at its expense shall, as promptly as reasonably practicable, but in any event not later than three (3) Business Days thereafter, either (i) if the outstanding shares of Series A Special Stock are then convertible to shares of Common Stock, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Special Stock a certificate setting forth such adjustment or readjustment (including such holder’s then current Adjusted Share Amount) or (ii) if the outstanding shares of Series A Special Stock are not then convertible to shares of Common Stock, compute the number of additional shares of Series A Special Stock to be issued in accordance with the terms hereof and furnish to each holder of Series A Special Stock a certificate or certificates evidencing such additional shares, and, in either case, showing in detail the facts upon which such adjustment or readjustment or additional share issuance, as applicable, is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Special Stock (but in any event not later than three (3) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth such holder’s then current Adjusted Share Amount.
          G. Redemption.
               1. Redemption at the Holder’s Option. In the event that the Stockholder Approval is not obtained on or prior to the first anniversary of the Issue Date, each holder of the Series A Special Stock then outstanding shall have the right at any time thereafter until the third anniversary of the Issue Date to require the Corporation to redeem all or any portion of such holder’s Series A Special Stock, out of funds legally available therefor, for cash in an amount equal to such holder’s Redemption Value; provided, however, that the Corporation shall not be required to redeem pursuant to this Section G.1 (i) any shares of Series A Special Stock if the Stockholder Approval has been obtained as of the effective time of such redemption and/or (ii) more than one-half of the total Series A Special Stock issued as of the Issue Date during any twelve-month period; provided further, that clause (ii) above shall not apply to such redemption either (x) on and after the date of consummation of any Fundamental Change and/or (y) if the Corporation shall fail to redeem any shares of Series A Special Stock in accordance with this Certificate of Designation.
               2. Exercise of Holder’s Redemption Right. Any holder of Series A Special Stock who has the right to redeem such Series A Special Stock pursuant to Section G.1 may elect to exercise its redemption right by (i) providing written notice to the Corporation of its intention to exercise such redemption right and the number of the shares of Series A Special Stock held by the holder to be redeemed and (ii) surrendering the duly endorsed certificate(s) or delivering the Lost Stock Affidavit, as applicable, to the Corporation for such shares of Series A Special Stock to be redeemed, at the office of the Corporation or of any transfer agent for the Series A Special Stock. Subject to the limitations set forth in Section G.1, provided that the Corporation has sufficient legally available funds, the Corporation shall be obligated to redeem the total number of shares of Series A Special Stock specified in such notice by remitting payment to the redeeming holder in the amount of such holder’s Redemption Value within five

(5) Business Days following the Corporation’s receipt of such notice (the “Holder’s Redemption Date”). In the event that the Corporation fails to redeem the total number of shares of Series A Special Stock specified in such notice prior to or on the Holder’s Redemption Date, each holder of Series A Special Stock providing such notice shall have the right, but not the obligation, to rescind such election by providing written notice of such rescission to the Corporation and, following receipt of such notice, the Corporation shall not have the right to effect such redemption. To the extent the Corporation fails to redeem such shares of Series A Special Stock prior to or on the Holder’s Redemption Date and the holder of such shares of Series A Special Stock does not rescind the exercise of such redemption right, the Redemption Value of such holder shall be the greater of (i) such holder’s Redemption Value calculated as of the Holder’s Redemption Date and (ii) such holder’s Redemption Value calculated as of the date such redemption is effected by the Corporation.
               3. Redemption at the Corporation’s Option.
                    (a) In the event that the Stockholder Approval is not obtained prior to or on the first anniversary of the Issue Date, the Corporation shall have the right at any time thereafter until the third anniversary of the Issue Date to redeem all or any portion of the outstanding shares of Series A Special Stock held by each holder thereof, out of funds legally available therefor, for cash in an amount equal to each such holder’s Redemption Value.
                    (b) In the event that (i) less than 15% of the total amount of Series A Special Stock issued as of the Issue Date remains outstanding at any time following the Issue Date, or (ii) any person or group of related persons is listed as the registered owner of 90% or more of the total amount of each other series of capital stock of the Corporation and such person or group has agreed in a legally enforceable contract between such person or group, on the one hand, and the Corporation, on the other hand, to consummate a short form merger in accordance with Section 253 of the DGCL (or any applicable successor provision) immediately following such redemption of the Series A Special Stock, the Corporation shall have the right to redeem all, but not less than all, of the outstanding shares of Series A Special Stock held by each holder thereof, out of funds legally available therefor, for cash in an amount equal to each such holder’s Redemption Value.
               4. Exercise of the Corporation’s Redemption Right. The Corporation shall exercise its redemption right by providing written notice to each holder of Series A Special Stock to be redeemed at least ten (10) Business Days prior to the date fixed for such redemption (or five (5) Business Days in case of a redemption pursuant to Section G.3(b)(i)). Each notice of redemption shall state: (1) the redemption date; (2) the number of shares of Series A Special Stock to be redeemed; (3) such holder’s Redemption Value; and (4) the manner in which certificates for such shares of Series A Special Stock are to be surrendered for payment of such Redemption Value. Following the receipt of such written notice by such holders of Series A Special Stock, the Corporation shall not have the right to revoke, rescind or otherwise fail to effect such redemption unless such redemption is prohibited by Law. To the extent the Corporation fails to redeem such shares of Series A Special Stock prior to or on the date fixed for such redemption, the Redemption Value of each holder of such shares of Series A Special Stock shall be the greater of (i) such holder’s Redemption Value calculated as of the fixed redemption date and (ii) such holder’s Redemption Value calculated as of the date such redemption is effected by the Corporation.

               5. Partial Redemption.
                    (a) In the event that the Corporation elects to redeem a portion of the shares of Series A Special Stock less than the total number of shares then outstanding pursuant to Section G.3 above, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of Series A Special Stock then outstanding.
                    (b) If fewer than all the shares of Series A Special Stock represented by any certificate are redeemed pursuant to this Section G, a new certificate shall be issued representing the unredeemed shares of Series A Special Stock without charge to the holder thereof.
               6. Redemption Following a Record Date. If the date of redemption of any shares of Series A Special Stock pursuant to this Section G occurs after the Close of Business on the record date with respect to payment of any dividend to the holders of Common Stock of the Corporation, but prior to the corresponding dividend payment date, each holder of such shares of Series A Special Stock shall be entitled to (i) if such dividend is a dividend not payable in Voting Securities, receive payment of such dividend in accordance with Section B.1, or (ii) if such dividend is a dividend payable in Voting Securities, the appropriate adjustment to such holder’s Adjusted Share Amount (whether by adjustment to such holder’s Conversion Rate or by issuance of additional shares of Series A Special Stock) in accordance with Section F for purposes of calculating such holder’s Redemption Value in connection with such redemption.
          H. Notice.
               1. Generally. Other than as set forth in Section H.2 below, all notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested
               2. Notice of Record Date. In the event: (i) that the Corporation declares a dividend (or any other distribution) on Common Stock payable in Voting Securities or other securities of the Corporation or any other assets or property of the Corporation; (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock; (iii) of any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Common Stock or a stock dividend or stock distribution on the Common Stock); or (iv) of a Liquidation or Reorganization Event, then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Special Stock, and shall deliver to the holders of the Series A Special Stock, no later than five (5) Business Days following the date specified in the following clauses (x) and (y), a notice stating (x) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (y) the date on which such

Liquidation or Reorganization Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Reorganization Event or Liquidation.
          I. Definitions. For purposes hereof, the following definitions shall apply:
     “Adjusted Share Amount” means, with respect to any holder of outstanding shares of Series A Special Stock, the product of the Conversion Rate in effect at the time of calculation of such amount, multiplied by the number of outstanding shares of Series A Special Stock held by the applicable holder at the time of calculation of such amount.
     “Average Closing Price” means the average Closing Price during the ten (10)-trading day period prior to the date of calculation of such average.
     “Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by applicable Law to close in the State of Delaware.
     “cash” means U.S. legal tender.
     “Close of Business” means 5:00 p.m., New York City time, on any Business Day.
     “Closing Price” means the price per share of the final trade of the Common Stock on the applicable trading day on the applicable Exchange. If the Common Stock is not listed or admitted to trading on a national securities exchange on an applicable trading day, but is listed or admitted to trading and on one or more regional securities exchanges, then the Closing Price shall mean the average price per share of the final trade of the Common Stock on the applicable trading day on each such regional securities exchange. If the Common Stock not listed or admitted to trading on any national or regional securities exchange on the applicable trading day, but is otherwise actively traded over-the-counter, the Closing Price will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or other similar organization. If a Closing Price cannot be calculated on any applicable trading day in accordance with the foregoing, then the Closing Price on such day shall be the price, as determined in good faith by the Board, at which a willing seller would sell and a willing buyer would buy a share of Common Stock in an arm’s-length negotiated transaction without time or financing constraints and not taking into account any discount for lack of control or for illiquidity (whether such illiquidity results from the absence of an active trading market or from any legal or contractual restrictions on the buyer’s ability to re-sell such share of Common Stock).
     “Conversion Rate” means 1.0, subject to adjustment pursuant to Section F.
     “Exchange” means the New York Stock Exchange or such other principal national securities exchange on which the Common Stock is listed or admitted to trading.
     “Fair Market Value” means (i) with respect to cash or cash equivalents, the amount of such cash or cash equivalents, (ii) with respect to any security listed on a national securities exchange or otherwise traded on any national securities exchange or other trading system, the average price per share of the final trade of such security as reported on such exchange or trading system for each of the ten (10) trading days prior to the date of determination and (iii) with respect to property other than cash or securities of the type described in clauses (i) and (ii), the cash price, as determined in good faith by the Board, at which a willing seller would sell and a willing buyer would buy such property in an arm’s-length negotiated transaction without time constraints and not taking into account any discount for lack of control or for illiquidity (whether such illiquidity results from the absence of an active trading market for such property or from any legal or contractual restrictions on the buyer’s ability to re-sell such property).
     “Fundamental Change” means a Reorganization Event after the consummation of which neither the Common Stock nor the correlative securities of the surviving entity in such Reorganization Event are listed or quoted on an Exchange.
     “Holdings” means KCDL Holdings LLC, a Delaware limited liability company.
     “Issue Date” means the date on which the Series A Special Stock is issued by the Corporation.
     “Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute or treaty.
     “Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
     “Lost Stock Affidavit” means an affidavit, executed by the appropriate holder of Series A Special Stock indicating that the certificate(s) evidencing the shares of Series A Special Stock held by such holder have been lost, stolen or destroyed.
     “Redemption Value” means the product of such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such redemption (or, if the holder elects to require the Corporation to redeem less than all of the outstanding shares of Series A Special Stock held by such holder pursuant to Section G.1, the product of such other number of shares selected for redemption by such holder, multiplied by the Conversion Rate then in effect), multiplied by the Series A Redemption Price.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder.
     “Series A Redemption Price” means the greater of (i) the Average Closing Price of the Common Stock issuable to the holders of Series A Special Stock if the then outstanding shares of

Series A Special Stock had been converted into Common Stock pursuant to Section E as of the effective date of redemption, (ii) $22.95; provided, however, that this amount shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Series A Special Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Series A Special Stock occurring on or after the Issue Date and prior to the applicable redemption, or, solely in the case of a redemption pursuant to Section G.3(b)(ii), (iii) the highest per share price paid by such person or group of related persons described in clause (ii) of Section G.3(b) for shares of Common Stock during the six (6)-month period prior to such redemption; provided, that to the extent such redemption pursuant to Section G.3(b)(ii) occurs following the receipt of the Stockholder Approval, the Series A Redemption Price shall mean only the amount calculated pursuant to this clause (iii).
     “Stockholder Approval” means the affirmative vote of a majority of the total votes cast by the holders of Common Stock at a duly convened stockholders’ meeting to approve (i) the rights of holders of Series A Special Stock to convert such stock into shares of Common Stock in Section E and (ii) the voting rights of the Series A Special Stock contained in Section D.2.
     “Stockholders Agreement” means that certain Stockholders Agreement, dated as of July 23, 2010, by and among the Corporation, Holdings and the other stockholders of the Corporation party thereto.
     “Supplemental Stockholders Agreement” has the meaning as set forth in the Stockholders Agreement.
     “Voting Security” means (i) any securities of the Corporation entitled, in the ordinary course, to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, (ii) any securities (excluding, for the avoidance of doubt, Series A Special Stock) or other instruments which are convertible into or exercisable or exchangeable for any securities described in clause (i), (iii) any rights to purchase or otherwise acquire any securities described in clause (i), and (iv) any securities or other instruments described in clause (i), (ii) or (iii) that are issued as a dividend or distribution on any securities or other instruments described in clause (i), (ii) or (iii).
{Signature page follows}

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and attested this 23rd day of July, 2010.

K12 INC.
By:	/s/ Howard D. Polsky
Name:	Howard D. Polsky
Title:	General Counsel and Secretary